Exhibit 10.6.1

THE NASDAQ OMX GROUP, INC.

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDMENT NO. 1 DATED AS OF DECEMBER 31, 2008

Section 7.2 of Article VII of the Supplemental Executive Retirement Plan of The NASDAQ OMX Group, Inc. is amended and restated as follows:

7.2 Time of Payment. The payment of a Participant’s benefit under this Article VII shall commence (or be paid, as the case may be) within the ninety day period beginning on the Participant’s SERP Benefit Commencement Date. The determination of when, during such ninety day period, such benefit shall actually commence to be paid shall be determined by the SERP Committee in its sole and absolute discretion; provided, however, that if such Participant is a member of the SERP Committee, such Participant shall in no event have any involvement in such determination. Notwithstanding the foregoing provisions of this Section 7.2, the date on which a Participant’s benefit under this Article VII shall commence (or be paid, as the case may be) shall in all events be delayed until six months and one day following such Participant’s Termination of Employment, if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Code.